   As filed with the Securities and Exchange Commission on September 21, 1998

                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         SODEXHO MARRIOTT SERVICES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                                  52-0936594
 -----------------------------------       ------------------------------------
    (State or other jurisdiction           (I.R.S. employer identification no.)
  of incorporation or organization)

                               10400 FERNWOOD ROAD
                            BETHESDA, MARYLAND 20817
                    ----------------------------------------
                    (Address of principal executive offices)

                         SODEXHO MARRIOTT SERVICES, INC.
               401(K) EMPLOYEES' RETIREMENT SAVINGS PLAN AND TRUST
           -----------------------------------------------------------
                            (Full title of the plan)

                                 ROBERT A. STERN
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                         SODEXHO MARRIOTT SERVICES, INC.
                               10400 FERNWOOD ROAD
                            BETHESDA, MARYLAND 20817

                                 (301) 380-3100
 -------------------------------------------------------------------------------
 (Name, address and telephone number, including area code, of agent for service)

                                    Copy to:
                              PETER J. ROMEO, ESQ.
                             HOGAN & HARTSON L.L.P.
                           555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600

                                                  CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                             Proposed                  Proposed
   Title of securities      Amount to be registered      maximum offering         maximum aggregate             Amount of
    to be registered                                   price per share (1)        offering price (1)         registration fee
----------------------------------------------------------------------------------------------------------------------------------
 COMMON STOCK, PAR VALUE
      $1.00 (2)(3)             1,000,000 shares               $28.03                 $28,030,000                  $8,269
==================================================================================================================================

[FN]
(1) Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices per share of Sodexho Marriott Services, Inc. Common Stock, par value $1.00 per share, on September 15, 1998, as reported on the New York Stock Exchange.

(2) Includes rights ("Rights") issuable pursuant to that certain Rights Agreement between the Registrant and Bank of New York dated as of October 8, 1993, as amended, which Rights are currently carried and traded with shares of the Registrant's Common Stock (including shares registered hereunder). The value attributable to the Rights, if any, is reflected in the value of the Registrant's Common Stock.

(3) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. No registration fee is payable with respect to such interests, in accordance with Rule 457(h)(2).

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         Documents containing the information required to be provided in this
Part I will be separately sent or given to employees participating in the Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust (the "Plan"), as contemplated by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

     Sodexho Marriott Services, Inc. (the "Registrant" or the "Company") hereby incorporates by reference into this Registration Statement the following documents:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1998, as amended by the Form 10-K/A Amendment No. 1 for the fiscal year ended January 2, 1998 filed with the Commission on April 30, 1998;

         (b)      All reports filed by the Registrant with the Commission under
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 2, 1998;

         (c) The description of the Registrant's common stock, $1.00 par value per share ("Common Stock"), and the Rights contained in
                  Item 1 of the Registrant's Registration Statement on Form 8-A filed with the Commission on September 30, 1993, as amended by the Registrant's Registration Statement on Form 8-A/A filed with the Commission on October 15, 1997 and the Registrant's Registration Statement on Form 8-A/A filed with the Commission on May 29, 1998; and

         (d)      All documents subsequently filed by the Registrant pursuant to
                  Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold.

         The Plan hereby incorporates by reference into this Registration Statement all documents subsequently filed by the Plan pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold.

         Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

         To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

ITEM 4.           DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 8 of the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") and Section 6.09 of the Registrant's Amended and Restated Bylaws ("Bylaws") define the rights of individuals, including directors and officers of the Registrant, to indemnification by the Registrant in the event of personal liability or expenses incurred by them as a result of pending or threatened claims against them. Article 9 of the Certificate limits the personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty. These provisions of the Certificate and Bylaws are collectively referred to herein as the "Director Liability and Indemnification Provisions."

         The Director Liability and Indemnification Provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law ("Delaware Law"), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing Delaware Law provisions permitting indemnification of certain individuals, including directors and officers.

         In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the so-called "business judgment rule." However, the expense of defending lawsuits means that, as a practical matter, adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. Delaware Law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

         Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Certificate and the Bylaws.

         Elimination of Liability in Certain Circumstances. Article 9 of the Certificate protects each director against monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law or (iv) for any transaction from which the director derived an improper personal benefit. Under Delaware Law, absent provisions such as are in Article 9, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care. Article 9 eliminates such liability. Under Section 174 of Delaware Law, however, directors remain personally liable for unlawful dividends or unlawful stock repurchases or redemptions and a negligence standard applies to such liability.

         While the Director Liability and Indemnification Provisions provide directors with protection from liability for monetary damages for breaches of the duty of care, they do not eliminate a director's duty of care. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. Article 9 will apply to officers of the Registrant only if they are directors of the Registrant and are acting in their capacity as directors, and will not apply to officers of the Registrant who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

         Indemnification and Insurance. Under Section 145 of Delaware Law, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of the derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and Delaware Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

         Section 6.09 of the Bylaws provides as follows:

         (a) Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or a Subsidiary, or is or was serving at the request of the Company or a Subsidiary as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted from time to time by Delaware Law as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect, and such indemnification shall continue to a person who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of his other heirs, executors and administrators; provided, that the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Bylaw. The Company shall pay the expenses incurred by such person in defending any such Proceeding in advance of its final disposition upon receipt (unless the Company upon authorization of the Board of Directors waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized by this Bylaw or otherwise.

         (b) The indemnification and the advancement of expenses incurred in defending a Proceeding prior to it final disposition provided by, or granted pursuant to this Bylaw shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, other provision of these bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Section 6.09, nor to the fullest extent permitted by applicable law, any modification of law, shall adversely effect any right or protection of any person granted pursuant hereto existing a or with respect to any events that occurred prior to, the time of such repeal, amendment adoption or modification.

         (c) The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee, or agent of the Company or a Subsidiary or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

         (d) If any provision or provisions of this Bylaw shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Bylaw (including, without limitation, each portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Bylaw (including, without limitation, each such portion of any paragraph of this Bylaw containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         (e)      For purposes of these Bylaws;

                  (i) "Disinterested Director" means a director of the Company who is not and was not a party to the proceeding or matter in respect of which indemnification is sought by the claimant.

                  (ii) "Subsidiary" means a corporation, a majority of the capital stock of which is owned directly or indirectly by the Company.

         Article 8 of the Certificate provides that a person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant will be indemnified by the Registrant to the fullest extent provided by Delaware Law.
Article 8 also provides that the Registrant may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in Article 8.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.


     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------

     4.1 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit No. 3(a) to Form 8-K dated April 3, 1998).

     4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit No. 3(b) to Form 8-K dated April 3,
               1998).

     4.3 Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust.

     4.4 Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit No. 4.1 to Form 8-K dated October 25,
               1993).

     4.5 Rights Agreement with the Bank of New York, as Rights Agent, dated as of October 8, 1993 (the "Rights Agreement") (incorporated by reference to Exhibit No. 4.2 to Form 8-K dated October 25, 1993).

     4.6 Amendment No. 1 to the Rights Agreement (incorporated by reference to Exhibit No. 1 to Form 8-A/A filed on October 15, 1997).

     4.7 Amendment No. 2 to the Rights Agreement (incorporated by reference to Exhibit No. 1 to Form 8-A/A filed on May 29,
               1998).

     23.1      Consent of Arthur Andersen LLP.

     24.1      Power of Attorney (included on signature page).

     99.1 Trust Agreement between the Registrant and Bankers Trust Company, as trustee of the Plan.

         The undersigned Registrant hereby undertakes to submit the Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and make all changes required by the IRS in order to qualify the Plan under the applicable provisions of the Internal Revenue Code of 1986, as amended.

ITEM 9.           UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 18th day of September, 1998.

                                    SODEXHO MARRIOTT SERVICES, INC.


                                    By: /s/ ROBERT A. STERN
                                       --------------------------------
                                       Robert A. Stern
                                       Senior Vice President and
                                       General Counsel


                                POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles D. O'Dell and Robert A. Stern, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                     TITLE                            DATE
      ---------                     -----                            ----

/s/ Charles D. O'Dell
------------------------    President, Chief Executive       September 18, 1998
Charles D. O'Dell            Officer and Director
                              (Principal Executive
                               Officer)
/s/ Lawrence E. Hyatt
------------------------    Senior Vice President and        September 18, 1998
Lawrence E. Hyatt            Chief Financial Officer
                              (Principal Financial Officer)

/s/ Lota Zoth
------------------------    Corporate Controller and         September 18, 1998
Lota Zoth                    Chief Accounting Officer
                              (Principal Accounting Officer)

/s/ William J. Shaw
------------------------    Chairman and Director            September 18, 1998
William J. Shaw

      SIGNATURE                     TITLE                            DATE


/s/ Pierre Bellon
-------------------------   Director                         September 18, 1998
Pierre Bellon


-------------------------   Director                         September 18, 1998
Bernard Carton


-------------------------   Director                         September 18, 1998
Edouard de Royere

/s/ John W. Marriott, III
-------------------------   Director                         September 18, 1998
John W. Marriott, III

/s/ Doctor R. Crants
-------------------------   Director                         September 18, 1998
Doctor R. Crants

/s/ Daniel J. Altobello
-------------------------   Director                         September 18, 1998
Daniel J. Altobello




                  Pursuant to the requirements of the Securities Act, the trustee of the Sodexho Marriott Services, Inc. 401(k) Employees' Retirement Savings Plan and Trust has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 18, 1998.

                              SODEXHO MARRIOTT SERVICES 401(k) EMPLOYEES
                              RETIREMENT SAVINGS PLAN AND TRUST

                                 By:  BANKERS TRUST COMPANY


                                      By: /s/ YOLANDA I. DIAZ
                                         ----------------------------------
                                         Name:   Yolanda I. Diaz
                                         Title:  Vice President

                                                EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION                                    PAGES
-------                     -----------                                    -----

4.1      Amended and Restated Certificate of Incorporation of                *
         Registrant (incorporated by reference to Exhibit No. 3(a) to
         Form 8-K dated April 3, 1998).

4.2      Amended and Restated Bylaws of the Registrant (incorporated         *
         by reference to Exhibit No. 3(b) to Form 8-K dated April 3,
         1998).

4.3      Sodexho Marriott Services, Inc. 401(k) Employees' Retirement     1 - 73
         Savings Plan and Trust.

4.4      Certificate of Designation, Preferences and Rights of Series        *
         A Junior Participating Preferred Stock (incorporated by reference to Exhibit No. 4.1 to Form 8-K dated October 25,
         1993).

4.5      Rights Agreement with the Bank of New York, as Rights Agent,        *
         dated as of October 8, 1993 (the "Rights Agreement")
         (incorporated by reference to Exhibit No. 4.2 to Form 8-K dated October 25, 1993).

4.6      Amendment No. 1 to the Rights Agreement (incorporated by            *
         reference to Exhibit No. 1 to Form 8-A/A filed on October 15,
         1997).

4.7      Amendment No. 2 to the Rights Agreement (incorporated by            *
         reference to Exhibit No. 1 to Form 8-A/A filed on May 29,
         1998).

23.1     Consent of Arthur Andersen LLP.                                       1

24.1     Power of Attorney (included on signature page).

99.1     Trust Agreement between the Registrant and Bankers Trust
         Company, as trustee of the Plan.                                 1 - 42




*incorporated by reference